Exhibit 10-V


     In March 1999, Ford Motor Company entered into an agreement with Wolfgang Reitzle. Under this agreement, if Ford terminates Dr. Reitzle's employment for any reason other than cause, Ford will pay Dr. Reitzle two year's base salary and bonus. This agreement, which is subject to noncompetitive activity conditions, terminates in March 2004.